EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AFLAC INCORPORATED ANNOUNCES THIRD QUARTER RESULTS,
DECLARES FOURTH QUARTER CASH DIVIDEND

COLUMBUS, Georgia - October 26, 2004 - AFLAC Incorporated today reported its third quarter results. Total revenues, which reflected a stronger average yen/dollar exchange rate, were $3.3 billion in the third quarter, or 13.3% higher than a year ago. Net earnings were $301 million, or $.58 per diluted share, compared with $237 million, or $.45 per diluted share, a year ago. Net earnings in the third quarter of 2004 included a gain of $6 million, or $.01 per diluted share, from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes as required by SFAS 133. In the third quarter of 2003, net earnings included a loss of $2 million, or $.01 per diluted share, from the effect of SFAS 133. Realized investment losses were $.01 per diluted share in the third quarters of 2004 and 2003.

We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of AFLAC's underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the change in the fair value of the interest rate component of cross-currency swaps as required by SFAS 133, and nonrecurring items.

Management uses operating earnings to evaluate the financial performance of AFLAC's insurance operations because realized gains and losses, the impact of SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore obscure the underlying fundamentals and trends in AFLAC's insurance operations.

Operating earnings in the third quarter were $299 million, compared with $245 million a year ago. On a per-share basis, operating earnings rose 23.4% to $.58 per diluted share, compared with $.47 per share in the third quarter of 2003. Excluding the benefit of $.02 per share from the stronger yen to the dollar, operating earnings per share increased 19.1% for the quarter.

For the first nine months of 2004, total revenues rose 14.3% to $9.8 billion. Net earnings were $881 million, or $1.70 per diluted share, compared with $723 million, or $1.38 per share, a year ago. Operating earnings were $886 million, or $1.71 per diluted share, compared with $728 million, or $1.39 per share, in 2003. Excluding the benefit of $.07 per share from the stronger yen, operating earnings per share increased 18.0% for the first nine months of 2004.

The board of directors declared the fourth quarter cash dividend. The fourth quarter dividend of $.095 per share is payable on December 1, 2004, to shareholders of record at the close of business on November 12, 2004.

Commenting on the company's results, Chairman and Chief Executive Officer Daniel P. Amos stated: "Overall, we are very pleased with our financial performance for the third quarter and first nine months of 2004. Yet, we are disappointed that we did not produce better sales growth in Japan and the United States.

"AFLAC Japan's total new annualized premium sales in the third quarter declined 2.9% from a year ago to 28.6 billion yen, or $260 million. For the nine months, total new annualized premium sales were down .4% to 89.2 billion yen, or $818 million. Sales growth in the quarter was again impacted by sharp declines in Rider MAX conversions and significantly lower sales from Dai-ichi Mutual Life, compared with 2003. Conversions were down 54.3% from a year ago, and sales through Dai-ichi dropped 32.0%. Excluding conversions and the contribution from Dai-ichi, sales were up 4.5% for the quarter and 5.4% for the nine months. We currently expect fourth quarter sales to increase at a low-single-digit rate, which will result in flat sales to a slight increase for the full year.

"AFLAC U.S. produced total new annualized premium sales in the third quarter of $270 million, or 2.7% above the third quarter of 2003. For the first nine months, new sales were up 7.6% to $843 million. Although we believe the rate of sales growth in the fourth quarter will improve compared with the third quarter, we still expect a low- to mid-single-digit sales increase for the remaining three months of the year. Therefore, we do not expect to meet our full-year sales objective of a 10% to 12% increase in 2004. New sales in the third quarter were negatively impacted by the hurricanes that devastated areas of the Southeast. Sales in Florida and Alabama were especially soft compared with their rates of sales growth in the first half of the year. However, we believe the overall weak sales growth primarily resulted from the sweeping changes we made to our sales management team last year. Those changes are continuing to impact recruiting, productivity and, consequently, sales.

"We expect new agent recruiting in the United States to improve as sales coordinators who were promoted at the start of the year become better adjusted to the responsibilities of their new positions. We also believe we can improve retention and productivity of sales associates as we continue to intensely focus on recently adopted training initiatives. Ultimately, we believe these actions will lead to better recruiting and faster sales growth in the United States. We are also encouraged about the outlook for our operations in Japan. Although we have seen a proliferation of supplemental insurance products in recent years, AFLAC is still the best branded company for the sale of cancer life and medical insurance, which represent our top two product categories in Japan. We also plan to introduce a new medical insurance product in early 2005 to extend our leadership position.

"Most important, our financial performance continues to be strong. The financial results of AFLAC U.S. and AFLAC Japan have met or exceeded expectations throughout the year. With our consolidated year-to-date operating earnings running ahead of target, we plan to spend more on marketing expenses in the fourth quarter to stimulate sales. As a result, we expect to produce fourth quarter operating earnings per diluted share of approximately $.57 before the impact of the yen. If the yen/dollar exchange rate averages 110 in the fourth quarter, reported operating earnings will likely be $.56 per diluted share.

"Clearly, we are very confident that full-year operating earnings per diluted share will increase 17% in 2004, excluding the impact of the yen. Our goal is to increase operating earnings per diluted share by 15% in 2005 and 2006 before currency translation. We also believe our earnings targets for the next two years are achievable. Our ability to generate strong earnings growth despite slow sales growth reflects the underlying strength and resilience of our operations and business model. We remain committed to providing valued products and services to our customers, and solid growth for our shareholders. "

AFLAC Incorporated (NYSE - AFL) is an international holding company. A Fortune 500® company, AFLAC insures more than 40 million people worldwide. It is a leading writer of insurance products marketed at the worksite in the United States, offering policies to employees at more than 312,900 payroll accounts. The company insures one out of four Japanese households and is the largest life insurer in Japan in terms of individual insurance policies in force. In January 2004, AFLAC was included in Fortune magazine's list of "The 100 Best Companies to Work For in America" for the sixth consecutive year. Also in January 2004, AFLAC was named to Forbes magazine's "Platinum 400 List of Best Big Companies in America" for the fifth consecutive year. In March 2004, Fortune magazine included AFLAC in its annual listing of "America's Most Admired Companies." AFLAC's Internet address is aflac.com.

A copy of AFLAC's third quarter report to shareholders can be found on the investor relations page of aflac.com.

AFLAC Incorporated will webcast its third quarter conference call on the investor relations page of aflac.com at 9 a.m. (EDT), Wednesday, October 27.

AFLAC INCORPORATED AND SUBSIDIARIES CONSOLIDATED SUMMARY OF EARNINGS
(UNAUDITED --IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2004	2003	% Change

Total revenues	$3,321	$2,931	13.3%

Operating earnings	299	245	22.4
Reconciling items, net of tax:
Realized investment gains (losses)	(4)	(6)
SFAS 133	6	(2)
Net earnings	301	237	26.9

Operating earnings per share - diluted	.58	.47	23.4
Reconciling items, net of tax:
Realized investment gains (losses)	(.01)	(.01)
	SFAS 133.01	(.01)
Net earnings per share - diluted	.58	.45	28.9

Net earnings per share - basic	.59	.46	28.3

Cash dividends paid per share	.095	.08	18.8

Shares used to compute earnings per share (000):
Basic	506,599	513,385	(1.3)
Diluted	515,576	521,212	(1.1)

NINE MONTHS ENDED SEPTEMBER 30,

Total revenues	$9,834	$8,600	14.3%

Operating earnings	886	728	21.7
Reconciling items, net of tax:
Realized investment gains (losses)	(2)	(16)
SFAS 133	(6)	11
Japan pension obligation transfer	3	-
Net earnings	881	723	21.9

Operating earnings per share - diluted	1.71	1.39	23.0
Reconciling items, net of tax:
Realized investment gains (losses)	(.01)	(.03)
SFAS 133	(.01)	.02
Japan pension obligation transfer	.01	-
Net earnings per share - diluted	1.70	1.38	23.2

Net earnings per share - basic	1.73	1.41	22.7

Cash dividends paid per share	.285	.22	29.5

Shares used to compute earnings per share (000):
Basic	508,286	513,888	(1.1)
Diluted	517,591	522,793	(1.0)

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," or similar words as well as specific projections of future results, generally qualify as forward-looking. AFLAC undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with AFLAC's investment activities; significant changes in interest rates; fluctuations in foreign currency rates; deviations in actual experience from pricing and reserving assumptions; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company, and general economic conditions in the United States and Japan.

Analyst and investor contact - Kenneth S. Janke Jr., (800) 235-2667 - option 3, FAX: (706) 324-6330, or kjanke@aflac.com

Media contact - Laura Kane, (706) 596-3493, FAX: (706) 320-2288, or lkane@aflac.com